Exhibit 99.1

  NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES CONVERSION OF ALL OF ITS SERIES F
                           CONVERTIBLE PREFERRED STOCK

    WEST CHESTER, Pa., March 12 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported that all of the outstanding shares of its Series F Preferred Stock have been converted into shares of its Common Stock.

    On March 9, 2007, the Company caused the holders of the Series F Convertible Preferred Stock to convert their shares into Common Stock in accordance with the terms of the Company's Certificate of Designation. As a result of these conversions, the number of shares of Nobel Learning Common Stock outstanding has increased by approximately 705,000 shares, and no shares of the Series F Convertible Preferred Stock remain outstanding. Since the Series F Convertible Preferred Stock had already been accounted for on an as- converted basis in the Company's diluted share base the conversion will have no impact on fully diluted per share calculations. Redemption of the Series F Preferred Stock will save the Company approximately $180,000 per year by eliminating the 5.0% dividend on those shares.

    George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, said, "With the conversion of our Series F Convertible Preferred Stock we have eliminated the last Series of convertible securities and have completed the simplification of our capital structure consistent with our strategy to increase shareholder value through a number of initiatives."

    Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation with capacity for approximately 24,000 students. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

    Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

    NLCI-F

SOURCE  Nobel Learning Communities, Inc.
    -0-                             03/12/2007
    /CONTACT:  Tom Frank, CFO of Nobel Learning Communities, Inc.,
+1-484-947-2000/
    /Web site:  http://www.nobellearning.com/